CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

BLUE CALYPSO, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Blue Calypso, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1.

The Board of Directors of the Corporation (the “Board”), acting by Unanimous Written Consent in accordance with Section 141(f) of the General Corporation Law of the State of Delaware (the “DGCL”) adopted a resolution authorizing the Corporation to effect a fifty (50) to one (1) reverse split of the common stock, $.0001 par value per share (the “Common Stock”), whereby every fifty (50) issued and outstanding shares of the Corporation’s Common Stock (including each share of treasury stock) shall automatically and without any action on the part of the holder thereof be combined into one (1) fully paid and nonassessable share of Common Stock of the Corporation and to file this Certificate of Amendment:

The following subsection 3 shall be inserted in Article FOURTH Section A:

“Effective at 5:00 p.m. (Eastern Time) on the date of filing with the Secretary of State of the State of Delaware (such time, on such date, the “Effective Time”) of this Certificate of Amendment pursuant to the Delaware General Corporation Law, each 50 shares of the Corporation’s common stock, $0.0001 par value per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, combined, converted and changed into one (1) fully paid and non-assessable share of common stock, $0.0001 par value per share (the “New Common Stock”), subject to the treatment of fractional share interests as described below. The conversion of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time.

From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of shares of New Common Stock into which such Old Common Stock shall have been converted pursuant to this Certificate of Amendment, subject to the treatment of fractional share interests. There shall be no fractional shares issued, and in lieu thereof, the Corporation will round up to the nearest whole share.”

2.

That the stockholders of the Corporation have duly approved the foregoing amendments in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Blue Calypso, Inc. has caused this Certificate of Amendment to be duly executed in its corporate name this 26th day of June, 2015.

BLUE CALYPSO, INC.

By:	/s/ Andrew Levi
Name: Andrew Levi
Title: Chief Executive Officer